LIMITED LIABILITY COMPANY AGREEMENT
OF
BLUE HOLDINGS HEADGEAR JV LLC

A DELAWARE LIMITED LIABILITY COMPANY

AGREEMENT dated as of October __, 2008 by and among Blue Holdings Headgear JV LLC, a Delaware limited liability company (the “Company”), Blue Holdings, Inc., a Nevada corporation (“BH”) and Headgear, Inc., a Virginia corporation (“HG”).

R E C I T A L S:

Pursuant to an agreement dated October 10, 2008 the (“JV Agreement”), BH and HG agreed to form the Company to co-market designated apparel product lines to selected retailers.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms used in this Limited Liability Company Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a) “Certificate of Formation” shall mean the Certificate of Formation of the Company as filed with the Secretary of State of Delaware as the same may be amended from time to time.

(b) “Capital Account” as of any given date shall mean the Capital Contribution to the Company by a Member as adjusted up to the date in question pursuant to Article VII.

(c) “Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by a Member whenever made.  “Initial Capital Contribution” shall mean the initial contribution to the capital of the Company pursuant to this Operating Agreement.  “Additional Capital Contribution” shall mean an additional contribution to the capital of the Company pursuant to this Operating Agreement.

            (d)  “Delaware LLC Act” shall mean the Delaware Limited Liability Company Act, as amended from time to time.

(e) “Economic Interest” shall mean, with respect to each class of Membership Interests, a Member's share of one or more of the Company's Net Profits, Net Losses, and distributions of the Company's assets pursuant to this Operating Agreement and the Delaware Limited Liability Company Act, but shall not include any right to vote on, consent to, or otherwise participate in any decision of the Members.

(f) “Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust, or foreign business organization.

(g) “Fiscal Year” shall mean the Company's fiscal year, which shall be the calendar year.

(h) “Interest” or “Membership Interest” shall mean all of the rights and obligations of a Member hereunder, including, without limitation, rights in distributions (liquidating or otherwise) and allocations of profits, losses, gains, deductions, and credits of the Company as provided herein. The “Percentage Interest” of each Member shall be as set forth on Schedule 4.01 hereto.

(i)  “Initial Members” shall mean BH and HG.

(j)  “IRC” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provision of any future law of the same or similar import of subsequent superseding federal revenue laws, as same shall be amended from time-to-time.

(k) “Majority Interest” shall have the meaning set forth in Section 5.09 of this Operating Agreement.

(l) “Majority of Members” shall have the meaning set forth in Section 5.09 of this Operating Agreement.

(m) “Operations Manager” shall mean the day to day manger of the Company designated by the Board of Managers from time to time in accordance with Section 5.03.

(n) “Member” shall mean BH, HG and each Person who is hereinafter admitted to membership in accordance with the provisions of this Operating Agreement.  To the extent the Operations Manager has a Membership Interest in the Company, he will have all the rights of a Member with respect to such Membership Interest.  Except as otherwise set forth herein, if a Person is a Member immediately before the purchase or other acquisition by such Person of a Membership Interest or an Economic Interest, that Person shall have all the rights of a Member with respect to the purchased or otherwise acquired Membership Interest or Economic Interest, as the case may be.  Except as specifically stated or unless the context requires otherwise, the term "Member" also includes the owner of an Economic Interest who is not a Member.

(o)  “Net Profits” and “Net Losses” shall mean the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with generally accepted accounting principles employed by the Company's accountant at the close of each fiscal year, approved by the Operations Manager, and reflected on the Company's information tax return filed for federal income tax purposes (“Approved Accounting Method”).

(p) “Offering Party” shall mean any Member which proposes to sell, assign, pledge, hypothecate or otherwise transfer all or any portion of his Membership Interest.

(q) “Operating Agreement” shall mean this Limited Liability Company Agreement as originally executed and as amended from time to time in accordance with the terms hereof.

(r) “Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of the “Person” when the context so permits.

(s) “Reserves” shall mean, for any fiscal period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts deemed sufficient by the Manager for the Company’s capital needs and as working capital and to pay taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company's business.

(t)  “Revaluation Date” shall mean the date on which a Revaluation Event occurs.

(u)  “Revaluation Event” shall mean (i) the admission of a Member (other than a Substitute Member) in accordance with Article X, (ii) a contribution of property to the company by a Member in respect of an Interest (other than a de minimus amount), or  (iii) a liquidating distribution of property other than cash by the Company.

(v)  “Substitute Member” shall mean a Person who acquired an Interest from a Member and who has been admitted as Member pursuant to this Agreement.

(w) “Treasury Regulations” shall include proposed, temporary, and final regulations promulgated under the IRC in effect as of the date of filing the Certificate of Formation and the corresponding sections of any regulations subsequently issued that amend or supersede those regulations.

(x) “Voting Interests” shall mean voting rights incident to the ownership of Membership Interests.

ARTICLE II
Formation of Company

2.01 Formation. The Company has been formed as a Delaware limited liability company by the filing of the Certificate of Formation with the Office of the Secretary of State of Delaware in accordance with and pursuant to the Delaware LLC Act.

2.02 Name. The name of the Company is Blue Holdings Headgear, LLC.

2.03 Principal Place of Business.  The principal place of business of the Company shall be located at 3409 Chandler Creek Road, Virginia Beach, Virginia 23453.  The Company may locate its place of business and registered office at any other place or places, as the Board of Managers may from time to time deem advisable.

2.04 Term. The term of the Company commenced on the date of filing of the Certificate of Formation with the Secretary of State of the State of Delaware, and unless otherwise modified in accordance with the terms hereof, the term of the Company shall continue until terminated in accordance with Article XII.

ARTICLE III
Business of Company

The business of the Company shall consist of marketing, selling and distributing designated apparel product lines to selected retailers (hereinafter referred to as the “Company Business”) and such other activities as are necessary and/or advisable to further the Company Business (collectively, “Company Business Activities”).

ARTICLE IV
Names and Addresses of Members

4.01 Members. The Initial Members are BH and HG. The addresses of the Initial Members are set forth in Schedule 4.01 and, if the Company admits additional Members, the names and addresses of those Members shall be set forth in additional schedules which shall be appended hereto by the Operations Manager.

4.02 Percentage Interest of Members.  Each of the Initial members shall own 50% of the Company’s Membership Interests.  If the Company admits additional Members, the Percentage Interests of those Members and the Initial Members shall be set forth in additional schedules which shall be appended hereto by the Manager.

ARTICLE V
Management

5.01 (a)  The business affairs of the Company shall be managed by a Board of Managers organized in accordance with this Agreement.  The Board may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or this Agreement directed or required to be exercised or done by the Members.  The Board shall consist of three members, two of whom shall be appointed by Headgear and one of whom shall be appointed by Blue Holdings.  Each of Headgear and Blue Holdings shall have the right from time to time to remove and designate a replacement for any member of the Board of Managers previously appointed by it.

(b)           Except as otherwise provided in this Agreement, the Board may delegate any or all of its powers to committees of the Board established by the Board, and to officers and agents elected or designated by the Board or a duly constituted committee thereof.

(c)           Notwithstanding the foregoing, from and after the date hereof and until the expiration of the term of this Agreement, without the prior unanimous consent of the Board of Managers taken by action at a duly held meeting of the Board of Managers or by unanimous written consent of the Board of Managers, the Company shall not, and the Board of Managers shall not permit the Company, directly or indirectly, to consummate a material transaction or series of related material transactions outside the ordinary course of business including without limitation, transactions or series of related transactions with respect to:

(i)
the entry into any agreement having a term of greater than three years or obligating the Company to pay in the aggregate more than $1,000,000, except for loans, factoring and similar agreements in the ordinary course;

(ii)	the making of an assignment for the benefit of creditors of the Company, or otherwise causing the Company to seek protection under any bankruptcy or insolvency law;

(iii)	the admission of new members to the Company; or

(iv)	the liquidation or dissolution of the Company.

The provisions of this Section 5.1 (c) may only be revised, changed, modified, revoked or otherwise amended upon the unanimous vote of the Board of Managers.

5.02  Board of Managers. The Board of Managers as of the date of this Agreement consists of Jeff Watson and __________________, each of whom was appointed by Headgear, and Glenn Palmer who was appointed by Blue Holdings.   Jeff Watson shall be the Chairman of the Board of Managers.

5.03 Management.  Except as provided above, the day to day business and affairs of the Company shall be managed by an Operations Manager appointed by the Board of Managers.  The initial Operations Manager shall be Jeff Watson.  Subject to those actions requiring the consent of the Board of Managers as set forth above, the Operations Manager shall have full and complete authority, power, and discretion to manage and control the day to day business, affairs, and properties of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business.  The Operations Manager shall direct, manage, and control the business of the Company to the best of his ability and in a manner that he deems to be in the best interests of the Company.  The Operations Manager shall give so much of its attention and time to the conduct and supervision of the Company’s affairs as he deems necessary or advisable.

5.04 Tenure and Qualifications.  The Operations Manager shall hold office until a successor shall have been designated by the Board of Managers.  An Operations Manager need not be a Member of the Company.

5.05 Unless other officers are authorized or appointed by the Operations Manager or the Board of Managers, the Operations Manager, and only the Operations Manager, shall have the power to bind the Company and/or execute any document on behalf of the Company.  Unless authorized to do so in writing by the Operations Manager or the Board of Managers, no Member, attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable monetarily for any purpose.

5.06 If a third party shall request a consent to, ratification of or confirmation of the Operations Manager’s authority to act for the Company from a Member or the Board of Managers, each Member agrees to execute such documentation as may be reasonably requested by the Manager to evidence same.

5.07 Liability for Certain Acts.  Neither the members, the Board of managers or the Operations Manager, in any way, guarantees the return of the Members' Capital Contributions or a profit for the Members from the operations of the Company.  The Operations Manager shall not be personally liable for failure to perform in accordance with, or to comply with the terms and conditions of, this Operating Agreement, or for any other reason unless such failure to perform or comply or such other reason constitutes fraud, gross negligence, willful misconduct, an intentional violation of law or a bad faith violation of the implied contractual covenant of good faith and fair dealing.

5.08 Bank Accounts.  The Operations Manager may from time to time open bank accounts in the name of the Company, and the Manager shall be the sole signatory thereon, unless the Manager determines otherwise.

5.10 Indemnification of the Operations Manager. The Company will indemnify the Operations Manager and any other person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that such person is or was the Operations Manager or an officer, employee, guarantor, or other agent of the Company ("Agent") or that, being or having been such an Agent, it is or was serving at the request of the Company as an Agent of another person or enterprise, to the fullest extent permitted by applicable law in effect on the date of this Operating Agreement and to such greater extent as applicable law may hereafter from time to time permit; provided, however, such Agent: (i) conducted itself in good faith; (ii) reasonably believed that its conduct was in or at least not opposed to the interest of the Company; (iii) in the case of any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; and (iv) is not adjudged in any proceeding to be liable for gross negligence or misconduct in the performance of its duty. The Operations Manager is authorized, on behalf of the Company, to enter into indemnity agreements on such terms and conditions as the Operations Manager deems appropriate in its business judgment. The Company is authorized to purchase and maintain insurance on behalf of any agent described in this paragraph against any liability asserted against the agent and incurred by the agent in such capacity, or arising out of the agent's status as an agent, whether or not the Company would have the power to indemnify the Agent against such liability under this paragraph or under applicable law.

5.11 Resignation. The Operations Manager of the Company may resign at any time by giving written notice to the Members of the Company.  The resignation of the Operations Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice, and unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.  The resignation of an Operations Manager who is also a Member shall not affect the Operations Manager's rights as a Member and shall not constitute a withdrawal of a Member.

5.12 Manager Compensation.  In addition to his salary, the Company will pay, or reimburse the Operations Manager, for expenses incurred by the Manager in managing the business of the Company.

ARTICLE VI
Rights and Obligations of Members

6.01 Limitation of Liability.  Each Member's liability shall be limited as set forth in this Operating Agreement, the Delaware LLC Act, and other applicable laws.

6.02 Company Debt Liability.  A Member will not be personally liable for any debts or losses of the Company in excess of his Capital Contributions, except as otherwise specifically provided by law.

6.03 Action by Consent in Lieu of a Meeting of Members. Members may act as meetings of the Members or by unanimous written consents (“Consents”).  If any Consent has been given to an act which is to be performed (“Authorized Action”) other than simultaneously or contemporaneously with the execution of such Consent, and ratification or confirmation of such Authorized Action is required under any statutes, laws, rules or regulations, or, if not so required, but is deemed advisable by the Members, all of the signatories of such initial Consent agree to execute such ratification consent.

6.04 Rights of Members to Information.  Each of the Initial Members shall have the right to review and have its auditors review the Company’s books and records of the Company, including without limitation its books of original entry, at any time and from time to time.

6.05 Company Books.  In accordance with Section 8.08 below, the Manager shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books, and other relevant Company documents.

6.06 Priority and Return of Capital.  Except as may be expressly provided in Article VIII, no Member or Economic Interest Owner shall have priority over any other Member or Economic Interest Owner, either for the return of Capital Contributions or for Net Profits, Net Losses, or distributions; provided that this section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

6.07 Resignation or Withdrawal.

(a)  A Member may not resign or withdraw (collectively “Withdraw”) from the Company without the written consent of the Manager (“Permitted Withdrawal”).  Any voluntary act of a Member that constitutes an attempted Withdrawal from the Company other than a Permitted Withdrawal shall constitute a material breach of this Operating Agreement.  Any damages suffered by such breach shall permit the Company to offset any cash or other property distributable to such Member by the Company.

6.08 Transfer and Assignment.  A Member may not transfer, set over or assign, with or without consideration, his Membership Interest, except in accordance with the provisions of Article IX of this Operating Agreement, and any attempted assignment in contravention of the provisions of Article IX shall be void and shall constitute a material breach of this Agreement.  Any damages suffered by such breach shall permit the Company to offset any cash or other property distributable to such Member by the Company.

6.09 New Members.  The Company shall not admit any person as a new Member unless such admission is approved by the Initial Members.

6.10 Actions Requiring Approval of the Initial Members.  The following actions require the approval of the Initial Members:

(i)	the initiation of any lawsuit or compromise or forgive any substantial claim of, or obligation owing to, the Company;

(ii)
the entry into any agreement having a term of greater than three years or obligating the Company to pay in the aggregate more than $1,000,000, except for loans, factoring and similar agreements in the ordinary course;

(iii)	the making of an assignment for the benefit of creditors of the Company, or otherwise causing the Company to seek protection under any bankruptcy or insolvency law;

(iv)	the admission of new members to the Company; or

(v)	the liquidation or dissolution of the Company.

6.11 Prior to the execution of this Agreement the parties reviewed the accounts of BH and HG to determine which of their accounts will be serviced by the Company.  The accounts to be serviced by the Company are set forth on Schedule 6.11 (to be appended no later than one week from the effective date of this Agreement) and are referred to herein as the “JV Accounts.”  It is the parties’ expectation that all of BH’s accounts other than those which are rejected by the Company’s factor will be serviced by the Company.  The JV Accounts can be expanded to include such new accounts as the Operations Manager shall determine, provided that if any prospective account is then being serviced by Blue Holdings it can only become a JV Account with the consent of Blue Holdings, which cannot be unreasonably withheld.  Each of HG and BH will introduce the Company to those of its accounts included in the JV Accounts.

6.12 The Company will be the exclusive distributor to the JV Accounts of all Taverniti So Jeans, Antik, and Yanuk products produced by HG and BH, and of any other brands developed by the JV or by HG or BH for which the JV acts as the distributor.

6.13 The Company will hire its own employees to market its merchandise and service its customers, together with such accounting and other personal necessary for the operations of the Company.  No later than two weeks from the formation of the Company the Company will hire or engage as consultants such of the current sales and marketing personnel of BH as it desires.  Until such time as such individuals are engaged by the Company, BH shall continue to employ such personnel and commencing the date of formation of the Company, the Company will advance to BH such approved and reasonable costs associated with maintaining such individuals at such times as are necessary to enable BH to timely meet its obligations to such individuals.

6.14 The Company may request that HG or BH perform certain functions to be agreed upon from time to time on behalf of the Company and HG or BH, as the case may be, shall be compensated for such services on such terms and conditions as shall be agreed.  HG shall have the option to provide warehousing for the Company and BH at rates equal to the rates currently being paid by BH.

6.15 The Company will be responsible for the payment of royalties and license fees for that portion of the sale price in excess of the price paid to BH by the Company with respect to merchandise it sells under existing license and distribution agreements listed on Schedule 6.15 (to be appended no later than one week from the effective date of this Agreement).

6.16 BH and HG will introduce the other to its production and sourcing resources.

6.17 The Company shall be permitted to enter into licenses for the sale in the US of products under the brands for which it is acting as distributor subject to the consent of BH which will not be unreasonably withheld.  For the avoidance doubt, BH shall not be entitled to withhold consent to a prospective licensee that is a reputable party with experience in the industry, with sufficient financial ability to fulfill its obligations as licensee and with channels of distribution comparable to those of the Company’s current products.  In the case of BH brands, one-half of the license fees for licenses initiated by the JV will be credited to BH, provided that any such revenue to BH will reduce the “Sales & Income Targets” as per the LOI.  BH shall retain all licensing revenues under its current international licenses and under any future international license it initiates for goods that are not to be produced or distributed by the JV.

6.18 BH will give the Company access to all BH brands for which the Company is acting as distributor. BH will develop and source denim products and HG will develop and source non-denim products.  All denim products sourced by BH will be sold to the Company at a discount of 22.5% from BH’s lowest wholesale price.   All non-denim products sourced by HG will be sold to the Company at a discount of 22.5% from HG’s lowest wholesale price.

6.19 BH will co-develop products with the Company provided that the Company reimburses BH for all out of pocket expenses and a reasonable portion of all the salaries and benefits paid to those employees engaged in co-development activities.  Any such payments will be a credit against the Company’s purchases of the developed products.  All such products will be sourced by BH and sold to the Company at a discount of 22.5% from BH’s lowest wholesale price.

6.20 HG will design and develop a line of non-denim apparel items and footwear for distribution by the Company under each of the Taverniti, Antik and Yanuk brands.

6.21 Each of the parties will allow their websites to be linked to that of the Company for co-marketing purposes.

6.22 BH will continue its program of obtaining celebrity introductions of Taverniti, Antik and Yanuk brand merchandise.

6.23 Additional Obligations of Headgear.  In addition to the rights and obligations set forth in items 6.01 through 6.22, Headgear shall have the following rights and obligations:

(i)	Headgear shall have primary responsibility to develop and manage the marketing direction, sales and profit targets of the Company;
(ii)	Exercise reasonable efforts to co-develop new products with the Company;
(iii)	Introduce the Company to its current accounts set forth on Schedule 6.11;
(iv)	Sell to the Company at a 22.5% discount to its lowest wholesale price all HG products to be sold to the Company;
(v)
To enable Blue Holdings to fulfill its obligations to the Company advance to Blue Holdings $1,250,000 in accordance with Schedule 6.23 (to be appended no later than one week from the effective date of this Agreement) (the “BH Advance”), to be repaid out of the profits of the Company in accordance with Section 8.04.1; and

(vi)	Obtain such funding, at no cost to the Company or Blue Holdings, to enable Blue Holdings and the Company to produce and source all merchandise to be purchased by the Company.

6.24 Additional Obligations of Blue Holdings.  In addition to the rights and obligations set forth in items 6.01 through 6.22, Blue Holdings shall have the following rights and obligations:

(i)	Introduce the Company to all of its current accounts selected by HG to be serviced by the Company;
(ii)	Provide sales, marketing support and distribution (to warehouses designated by the Company) to the Company for those of its current accounts to be serviced by the Company;

(iii)	Exercise reasonable efforts to co-develop new products with the Company;
(iv)	Sell to the Company at a 22.5% discount to their lowest wholesale prices all BH products to be sold to the Company;
(v)	Exercise reasonable efforts to enable the Company to license third parties to produce products not currently produced by BH or HG for distribution under the BH brands.

6.25  Confidentiality.  During the term of this Agreement, the Members and Operations Manager will have access to certain trade secrets and confidential information relating to the operations of the other Member which is not readily available from independent sources.  The confidential and proprietary information and, in any material respect, trade secrets of the respective Members are among their most valuable assets, including but not limited to, customer, supplier and vendor lists, databases, competitive strategies, computer programs, software, marketing programs, sales, financial, marketing, training and technical information, product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how a Member creates, develops, acquires or maintains products and marketing plans and targets potential customers (hereinafter collectively referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Member  The Members and Managers acknowledge that such Confidential Information constitutes valuable, highly confidential, special and unique property of the respective Members.  The Members and Managers shall hold in a fiduciary capacity for the benefit of the respective Members and the Company all Confidential Information, which shall have been obtained by the Members and Managers during the term of this Agreement and which shall not be or become public knowledge (other than by acts by the Members and Managers in violation of this Agreement).  Except as required by law or an order of a court or governmental agency with jurisdiction, the Members and Managers shall not, during the term of this Agreement or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Members and Managers use it in any way, except for the benefit of the Company or to enforce any rights or defend any claims hereunder or under any other agreement to which the Member is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto.  The Members and Managers shall take all reasonable steps to safeguard the Confidential Information of the Members and Company and to protect it against disclosure, misuse, espionage, loss and theft.  The Members and Managers understand and agree that they shall acquire no rights to any such Confidential Information of the other Member or of the Company.

(b)  All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the business of the Company or the Members, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and respective Members coming into the possession of any Member or Manager, shall remain the exclusive property of the Company or the Member from which it was obtained, and shall not be removed from the premises of the Company, except in furtherance of its business.

(c)  As requested by the Company or either Member and at the Company's expense, from time to time and upon the termination of this Agreement for any reason, and upon a Person ceasing to be a member, the Members and Managers will promptly deliver to the Company or the Member from which it was originally received, all copies and embodiments, in whatever form, of all Confidential Information in their possession or within their control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material.  If requested by the Company or a Member, the Members and Managers will provide the Company with written confirmation that all such materials have been delivered to the Company or such Member as provided herein.

6.26    Non-Solicitation or Hire.  For so long as any Member is a Member and for a period of twelve (12) months following the termination of such Member's Interest in the Company for any reason, unless such Member succeeds to the business of the Company, such Member shall not directly or indirectly employ, solicit or attempt to solicit or induce, directly or indirectly, (a) any party who is a customer of the Company or its subsidiaries, or who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date such Member ceases to be a Member, for the purpose of marketing, selling or providing to any such party any product directly competitive with any product previously offered by or available from the Company, (b) any supplier to the Company or another Member to terminate, reduce or alter negatively its relationship with the Company or such Member or in any manner interfere with any agreement or contract between the Company or the other Member and such supplier or (c) any employee of the Company or the other Member or any person who was an employee of the Company or the other Member during the twelve (12) month period immediately prior to the date the Member ceases to be a Member in order, in either case, to enter into a similar relationship with the Member, or any other person or any entity.  General advertisements of products or services not directed to a particular individual or entity shall not be deemed a solicitation in violation of this provision.

ARTICLE VII
Contributions to the Company and Capital Accounts

7.01 Membership Interests.   The Company shall initially have only one class of Membership Interests.

7.02. Members' Capital Contributions.  BH shall not be obligated to contribute any amounts to the capital of the Company.   HG shall be obligated to contribute to the Company such capital as shall be necessary to maintain the operations of the Company.  Notwithstanding the current or future relative contributions of the parties, the Interests or Membership Interests of the Initial Members shall remain 50/50.

7.03. Maintenance of Capital Accounts. (a)  The Company shall establish and maintain a separate Capital Account for each Member.  Separate Capital Accounts shall be maintained with respect to the various classes and series of Interest.  Each Member's Capital Account shall initially equal the fair market value (as such fair market value is determined by the Board at the time of contribution), net of liabilities assumed by the Company, of the property contributed by such Member to the capital of the Company for such Member's Interest.

(b)           Each Member's Capital Account shall be increased by (i) the amount of any additional money contributed by the Member to the capital of the Company, (ii) the fair market value of any additional property (other than money) contributed by the Member to the capital of the Company, as such fair market value is determined by the Board at the time of contribution, net of liabilities assumed by the Company or subject to which the Company takes such property within the meaning of Section 752 of the Code, and (iii) the Member's share of Net Profits as determined in accordance with Article VIII.

(c)           Each Member's Capital Account shall be decreased by (i) the amount of any money distributed to the Member by the Company, (ii) the fair market value of any Property distributed to the Member, as such fair market value is determined by the Board at the time of distribution, net of liabilities of the Company assumed by the Member or subject to which the Member takes such Property within the meaning of Section 752 of the Code, and (iii) the Member's share of Net Losses as determined in accordance with Article VIII.

ARTICLE VIII
Allocations, Income Tax, Distributions, Elections and Reports

8.01 Allocations of Net Profits and Losses. Except as may be required by the IRC and Article VII, the Company's Net Profits and Losses for each taxable year shall be allocated to the Capital Accounts of the Members in proportion to their Percentage Interests.  To the extent practicable and subject to the other terms and conditions herein, during each year (i) items of income, gain, loss or deduction on the sale or other disposition of assets during such year shall be allocated to the Members as of the date such items are realized by the Company and (ii) all other items of income, gain, loss or deduction generated during such year shall be allocated pro-rata to the Members (including Members who transferred Interests during such year) taking into account the number of days in such year and the number of days each Member and former Member was a Member during such year.

8.02 Allocation of Profit.  Except as may be required by the IRC and Article VII, the Company’s Net Profit for each taxable year shall be allocated to the Capital Accounts of the Members in the following priority:

8.02.1 In proportion to the Percentage Interest of each Member.

8.03  Allocation of Net Loss.  Except as may be required by the IRC and Article VII, the Company’s Net Loss for each taxable year shall be allocated to the Capital Accounts of the Members in the following priority:

8.03.1  In proportion to the Percentage Interest of each Member.

8.04.1 Intentionally Omitted.

8.04.2 At the end of each calendar year or at such earlier periods as the Board of Managers shall determine, the Board of Managers shall determine the amount of cash funds, if any, available for distribution to the Members after making any distributions to be made pursuant to Section 8.04.1.  The Board of Managers shall, in its sole judgment, determine the working capital needs of the Company and the amount of cash on hand in excess of the amounts necessary for the Company's working capital needs and the Company's need for reserve funds (“Available Proceeds”) and the amount, if any, to be distributed to the Members.  All amounts to be distributed to the Members pursuant to this Section shall be distributed to the Members in accordance with their respective Percentage Interests, except if a Member is in default hereunder, in which event his distribution share of available proceeds (“Distribution Share”) shall be withheld until any damage caused by such default is determined and then the amount thereof shall be satisfied, if possible, first from such Distribution Share.

8.04.3 Notwithstanding the foregoing, any distributions that might otherwise be made to BH pursuant to Section 8.04.2 shall be paid to HG until the amount paid to HG pursuant to this Section 8.03.3 equals the amount of the BH Advance.

8.05 Limitation Upon Distributions.  No distribution shall be made to any Member while such Member is in default hereof.

8.06 Accounting Principles.  The profits and losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis using the Approved Accounting Method.

8.07 Interest on and Return of Capital Contributions.  No Member shall be entitled to interest on his Capital Contribution or to return of his Capital Contribution, except as otherwise specifically provided for in this Operating Agreement.

8.08 Loans to or Loans from Company.  Nothing in this Operating Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company or prevent the Company from making secured or unsecured loans to any Member, provided any such loan shall be approved by the other member and, in the absence of the consent of the other member shall not bear interest.

8.09 Accounting Period.  The Company's accounting period shall be the calendar year.

8.10 Records, Audits and Reports.  At the expense of the Company, the Manager shall maintain records and accounts of all operations and expenditures of the Company.  At a minimum the Company shall keep at its principal place of business the following records:

8.10.1 A current list of the full name and last known business, residence, or mailing address of each Member or other owner of an Interest, and Managers, both past and present;

8.10.2 A copy of the Certificate of Formation of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

8.10.3 Copies of the Company's federal, state, and local income tax returns and reports, if any for the four most recent years;

8.10.4 Copies of the Company's currently effective written Operating Agreement, copies of any writings, permitted or required with respect to a Member's obligation to contribute cash, property, or services, and copies of any financial statements of the Company for the three most recent years; and

8.10.5 Copies of each year’s cash flow statements, balance sheets and financial statements.

8.11 Returns and Other Elections.  The Manager shall cause the preparation and timely filing of all tax returns required to be filed and K-1s delivered to each of the Members no later than March 1 of each year by the Company pursuant to the IRC and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.  Copies of those returns, or pertinent information from the returns, shall be furnished to the Members within a reasonable time after the end of the Company's fiscal year.  All elections permitted to be made by the Company under federal or state laws shall be made by the Manager in the Manager’s sole discretion.

8.12 Sales and Earnings Reports.  Each member shall be entitled to receive weekly sales figures from the Company and monthly earnings reports, and all sales and earnings reports shall be subject to review by a CPA firm of BH’s choosing and at its expense to verify that the Company has met the targets set forth in Section 12.12.1.

ARTICLE IX
Restrictions on Transferability

9.01 Restrictions.  Without the unanimous consent of the Board of Managers, neither a Member nor owner of an Economic Interest shall have the right to sell, assign, pledge, hypothecate, transfer, exchange or otherwise transfer (collectively, “Transfer”) all or any part of his Interest or Economic Interest, except (i) to an existing Member; (ii) to a “Permitted Transferee” (as defined below); (iii) in accordance with provisions of Section 9.02 which grants the Company a right of first refusal with respect to such transfer; or (iv) as otherwise specifically provided for herein or unless permitted under the Delaware LLC Act as a matter of legal right. Notwithstanding the foregoing, prior to January 1, 2011, neither a Member nor an owner of an Economic Interest shall be permitted to Transfer all or any part of its Interest or Economic Interest pursuant to Section 9.02.   A "Permitted Transferee" shall mean, (a) another Member, (b) a spouse, child, or grandchild of a Member, (c) the estate of a Member, or (d) an inter-vivos or testamentary trust created for the benefit of any beneficiary set forth in (a), (b), or (c) above, or (e) an entity which is controlled by a Member and whose equity participants are Members or Permitted Transferees, and the transfer of interests or change of control provisions in its governing documentation are approved in writing by the Manager(s), which approval shall not be unreasonably withheld nor unduly delayed.  A transfer of a Membership Interest (other than to an existing Member) shall not vest in the transferee any voting rights of a Member unless consented to by the Manager and such transferee undertakes in writing to be bound by the terms of this Operating Agreement, and subject to and as a condition to recognizing the effective and binding nature of any such transfer and (subject to Section 9.03 below) substitution of a new Member or otherwise, the Manager may require the Offering Member and the proposed purchaser, donee or successor-in-interest, as the case may be, to execute, acknowledge, and deliver to the Members such reasonable instruments of transfer, assignment, and assumption and such other certificates, representations, and documents, and to perform all the other reasonable acts that the Members may deem necessary or desirable to:

(a) Constitute such purchaser or donee as a Member or owner of an Economic Interest, as the case may be;

(b) Confirm that the person desiring to acquire an interest or interests in the Company, or to be admitted as a Member, has accepted, assumed, and agreed to be subject and bound by all of the terms, obligations and conditions of the Operating Agreement, as the same may have been further amended (whether such Person is to be admitted as a new Member or will merely be an owner of an Economic Interest);

(c) Preserve the Company after the completion of such sale, transfer, assignment, or substitution under the laws of each jurisdiction in which the Company is qualified, organized, or does business;

(d) Maintain the status of the Company as a partnership for federal tax purposes; and

(e) Assure compliance with any applicable state and federal laws, including securities and tax laws and regulations.

If the transfer of a Membership Interest is not consented to by the Manager, as the case may be, such transfer shall result in its conversion to, and the transferee shall be deemed to have acquired and own an Economic Interest.

Any transfer of a Membership Interest or Economic Interest or admission of a Member in compliance with this Article IX shall be deemed effective as of the last day of the calendar month in which the required consent of the Manager or Members to such transfer was given.  The Offering Member agrees, upon request of the other Members, to execute such certificates or other documents and perform such other acts as may be reasonably requested by the other Members from time to time in connection with such sale, transfer, assignment, or substitution.  The Offering Member hereby indemnifies the Company and the other Members against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly from any transfer or purported transfer in violation of this Article IX.

9.02 Right of First Refusal. Except as otherwise provided in Section 9.01 above, the sale, gift or other transfer of a Membership Interest or Economic Interest of any Member shall be subject to the provisions of this Section 9.02.

(a) In the event that a Member ("Offering Member") receives a bona fide written offer from a third party who is not a Member ("Offer") to purchase his Interest which is acceptable to him, he shall give a notice in writing (hereinafter called the "Notice of Sale") to the Company and to the other Members specifying the identity of the offeror, the nature and amount of the Interest which the Offering Member proposes to sell ("Offered Interest"), the proposed sale price for the Offered Interest ("Offer Price"), manner of payment, and the date of closing (which shall be not less than 30 days and not more than 90 days from the date upon which the Notice of Sale was given), all as set forth in the Offer (all of which are hereinafter called the "Terms of Sale").  A Notice of Sale shall not be revocable, except with the written consent of the person or entity then entitled to purchase the Offered Interest as set forth below.  On the giving of any Notice of Sale, the Offering Member shall be bound to sell all or a part of the Interest to such person or entity in accordance with the Terms of Sale (except as otherwise provided herein) if the Offer in the Notice of Sale is accepted by such person or entity in accordance with the provisions hereof.

(b) If the Company does not agree to purchase all, but not less than all of the Offered Interest within 15days after the receipt of the Notice of Sale, then the offer will be deemed to be declined by the Company and the Offering Member may sell all, but not less than all, of the Offered Interest to the proposed purchaser ("Purchaser") who made the offer in accordance with the Terms of Sale specified in the Notice of Sale; provided that if the Offering Member does not effect a sale of the Offered Interest within ninety (90) days of such Notice of Sale, then the foregoing provisions hereof shall again apply. Until the Purchaser obtains the Required Vesting Consent, he shall acquire and hold the Offered Interest as an owner of an Economic Interest only and not a Member of the Company, and subject to the terms of this Operating Agreement, to be evidenced by (and only effective upon) such Purchaser executing a form of Assumption Agreement to be prepared by the Company's counsel, at Purchaser's expense.

(c) The Company may assign to the Manager the right to acquire Offered Interests granted to the Company by this Section 9.02.

            (d) In the event that a Member or owner of an Economic Interest becomes a judgment debtor and his Interest becomes the subject of judicial execution, his Interest shall then become an Offered Interest under Paragraph (a) above.  The initial documentation constituting legal process by which the Company is given written notice of the Judgment Creditor's attempt to enforce his judgment on a Member's Interest or owner’s Economic  Interest shall be deemed to be an Offer under Paragraph (a) above, the debtor shall be conclusively deemed to be an Offering Member, and the procedures in this Section 9.02 granting the Company the right to purchase the Offered Interest shall apply; except that if all of the Offered Interest is not purchased, the Judgment Creditor shall only become an owner of an Economic Interest of such Interest and not a Member of the Company.

9.03    A transfer by HG of its Membership Interest or the Economic Interest therein does not relieve it of the obligations contained herein to provide financing to the Company or BH for sourcing and production.

ARTICLE X
Reciprocal Indemnification Covenant
By Members With Respect to Claims.

Each of the Members hereby agrees to indemnify and save each of the other Members harmless from and against any and all claims, liabilities, costs and expenses which the indemnified Member might otherwise incur as a result of any claims made against either the Company or the indemnified Member, or both, as a result of any act or omission by any such Member (“Defaulting Member”) in violation of his obligations undertaken herein or in violation of obligations otherwise imposed upon such Member involving the Company by statute or common law. In the event that (i) a Defaulting Member fails to undertake and diligently provide the defense of an indemnified Member; (ii) a Defaulting Member fails and/or refuses to pay or satisfy any judgment against an indemnified Member within thirty (30) days after the entry of such judgment, or (iii) an indemnified Member is successful in a judicial proceeding to enforce his rights hereunder (which may be in the same action in which the indemnified claim is made), the Defaulting Member agrees to pay to the indemnified Members the damages sustained as a result thereof, including but not limited to the reasonable attorney's fees and court costs incurred in any such action and in enforcing the provisions of this Article.

ARTICLE XI
Financial Adjustments for New Members

No new Members shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The existing Members may, at their option, by Majority Vote at the time a new Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro-rata allocations of loss, income, and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of IRC §706(d) and the Treasury Regulations promulgated thereunder.

ARTICLE XII
Dissolution and Termination

12.01 Dissolution. (a) Anything in the Delaware LLC Law to the contrary notwithstanding, except as otherwise set forth herein, the Company shall be dissolved only (i) as specifically permitted or required in this Agreement or (ii) by written determination of the Initial Members.  The death or dissolution of a Member shall not result in the dissolution of the Company.

          (b)  As soon as possible following the occurrence of a demand by either BH or HG that the Company be dissolved as a result of the occurrence of any of the events specified in Section 12.02, the Operations Manager shall proceed to wind up the Company's affairs and the net assets of the Company shall be distributed as set forth below.

12.02.1   BH shall have the right to demand that the Company be liquidated and dissolved upon the occurrence of any of the following events:

(i)	A breach by HG of any of its material obligations hereunder which is not cured within thirty days of the receipt of notice thereof; or
(ii)	At any time after December 31, 2010, if the Company fails to achieve the sales or profit target set forth below.

The sales and profit targets are as follows:

For the period July 1, 2009 to June 30, 2010 –  Company sales revenues is to be equal to or greater than 150% of the full price sales revenue of BH in 2008 for the BH brands to be distributed by the Company, based upon the audited figures of BH’s 2008 actual retail sales to customers paying “full price” during 2008.

12.02.2 HG shall have the right to demand that the Company be liquidated and dissolved upon the occurrence of any of the following events:

(i)	A breach by BH of any of its material obligations hereunder which is not cured within thirty days of the receipt of notice thereof;

     12.03 Winding Up, Liquidation, and Distribution of Assets. Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities, and operations, from the date of the last previous accounting until the date of dissolution. If the Company is dissolved and its affairs are to be wound up, the Operations Manager shall:

(a) Sell or otherwise liquidate all of the Company's assets, of every nature and description as promptly as practicable;

(b) Allocate any profit or loss resulting from such sales to the Members' Capital Accounts in accordance with Article VII above;

(c) Discharge all liabilities of the Company, including liabilities to Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions, and establish such Reserves as may be reasonably necessary to provide for contingencies or liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such Reserves shall be deemed to be an expense of the Company);

(d) Distribute the remaining assets in the following order:

(i)	To HG until HG shall have received an amount equal to any amounts then owed to HG by the Company or BH;

(ii)	Next, to BH and HG in proportion to their capital accounts until such accounts are reduced to -0-; and

(iii)	Thereafter to BH and HG in proportion to their Percentage Interest.

(iii) If any assets of the Company are to be distributed in kind, the net fair market value of those assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members.  Those assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted pursuant to the provisions of Article VII of this Operating Agreement to reflect such deemed sale.

(e) Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of Treas. Reg. §l.704-l(b)(2)(ii)(g), if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of the Member's Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever;

(f) Upon completion of the winding up, liquidation, and distribution of the assets, the Company shall be deemed terminated;

(g) The Manager shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets; and

(h)  In connection with any distributions to the Members upon liquidation of the Company, if the Company is terminated pursuant to clauses 12.01 (i), (iii) or (iv), neither the Company nor BH shall have any obligation to repay to HG the BH Advance and if the .

12.05  Certificate of Cancellation.  When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefore, and all of the remaining property and assets have been distributed to the Members, and all applicable provisions of the Delaware LLC Law have been complied with a Certificate of Cancellation shall be filed in the office of the Secretary of State of the State of Delaware to effect the cancellation of the Company's Certificate of Formation.

12.06  Return of Contribution Non-Recourse to Other Members. Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of his Capital Contribution. If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, the Members shall have no recourse against any other Member.

12.07 The parties recognize that Blue Holdings has granted a first priority security interest in all of its assets to FTC Commercial Corp., a second priority security interest in all of its assets to Gemini Master Fund, Ltd., and a third priority security interest in all of its assets to Paul and Elizabeth Guez, which they will hold for the benefit of himself, herself and HG.  Solely to the extent permitted by applicable law, in the event that Blue Holdings is party to a voluntary or involuntary bankruptcy proceeding (or similar proceeding), the Company shall have the right to continue to market, license and otherwise exploit the applicable Blue Holdings brands and other assets contributed to the Company by Blue Holdings in accordance with that certain Joint Venture Agreement dated October __, 2008, between Blue Holdings and Headgear.

ARTICLE XIII
Arbitration

13.01 In the event that any dispute shall arise between the parties hereto as to any matter or thing covered hereby or as to the meaning of this Agreement or to any state of facts which may arise, same shall be settled by the agreement of the parties, or if they are unable to agree, same shall be settled by arbitration in Norfolk, Virginia, in accordance with the rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

13.02  Refusal of one party to arbitrate shall entitle the remaining party to specifically enforce this Agreement in a court of competent jurisdiction, and, as a result of said refusal to arbitrate, the remaining party shall be entitled to receive costs, reasonable attorneys' fees and his share of the arbitration fee.  Arbitration by the parties shall take place at a time and place as may be agreed upon, but if no agreement shall be reached, then at a location designated by the Arbitrator.

13.03  If the party against which a judgment is rendered in any arbitration (the “Defaulting Party”) does not pay to the other party the arbitration award within ten (10) days of written demand therefor, and the other party shall institute suit in a court of competent jurisdiction to enforce said decision, the Defaulting Party shall pay the other party the reasonable attorney's fees and court costs incurred in such action.

13.04 While any Arbitration proceeding is pending, no party is excused from the payment of monies due hereunder, but if it is determined by the Arbitrator that monies paid during the Arbitration period were not due, the payee shall remit the amount of monies so paid, together with interest at the Default Rate (as hereinafter defined) from the date of receipt to the proper party, within ten (10) days of the issuance of the Arbitration Award.

ARTICLE XIV
Miscellaneous Provisions

14.01 Notices.  Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by recognized overnight courier service or registered or certified mail, postage and charges prepaid, addressed to the Member's, owners of an Economic Interest, and/or Company's address, as appropriate, which is set forth in this Operating Agreement. Except as otherwise provided in this Operating Agreement, any such notice shall be effective upon receipt if delivered by hand or two days after deposit with the US mails or a recognized courier service if delivered by such means.

14.02 Books of Accounts and Records.  Proper and complete records and books of account shall be kept or shall be caused to be kept by the Manager in which shall be entered fully and accurately all transactions and other matters relating to the Company Business in the detail and completeness customary and usual for businesses of the type engaged in by the Company.  The books and records shall at all times be maintained at the principal executive office of the Company and shall be open to the reasonable inspection and examination of the Members, owners of an Economic Interest, or their duly authorized representatives during reasonable business hours.

14.03 Application of Delaware Law. This Operating Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Delaware LLC Law.

14.04 Jurisdiction.  Subject to the provisions of Article XIII above, the parties agree that for any action commenced hereunder to enforce the provisions of this Agreement, the courts located in the City of Norfolk, Virginia, state or federal, shall have exclusive jurisdiction to hear and determine any claim or dispute between them pertaining directly or indirectly to this Agreement or to any matter arising therefrom, and each of the parties hereto hereby irrevocably attorns to the jurisdiction of the federal and state courts located in the City of Norfolk, Virginia.

14.05 Waiver of Action for Partition.  Each Member and owner of an Economic Interest irrevocably waives during the Term any right that it may have to maintain any action for partition with respect to the Company Property.

14.06 Amendments. Except for such amendments as may be adopted by the Manager to cause this Agreement to comport with the IRC and Treasury Regulations, this Operating Agreement may be amended only upon written consent of the Manager followed by written consent of Initial Members, except that any amendment to reflect a change in membership or the percentage of membership interests held by the Members may be made by the Manager(s), upon receipt of the appropriate documentation, without any further action of the Members.

14.07 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any statutes, laws, rules, or regulations.

14.08 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

14.09 Headings. The headings in this Operating Agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Operating Agreement or any of its provisions.

14.10 Waivers. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Operating Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.

14.11 Rights and Remedies Cumulative.  The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

14.12 Severability.  If any provision of this Operating Agreement or its application to any person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Operating Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

14.13 Heirs, Successors, and Assigns.  Each and all of the covenants, terms, provisions, and agreements contained in this Operating Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors, and assigns.

14.14 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

14.15 Counterparts. This Operating Agreement and any Consent (as herein defined) to be executed in furtherance hereof may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

ARTICLE XV
Execution and Adoption

 The undersigned hereby agree, acknowledge, and certify that the foregoing Operating Agreement, constitutes the Operating Agreement of Blue Holdings Headgear JV LLC, adopted by the Initial Members of the Company effective as of the date set forth above, and each agrees to the terms hereof.

BLUE HOLDINGS, INC.

By:	/s/ Glen Palmer	By:	/s/ Paul Guez
	Glen Palmer		Paul Guez
Title:	Chief Executive Officer	Title:	Founder Chairman

HEADGEAR, INC.

By:	/s/ Jeff Watson
Jeff Watson
Title:	Chief Executive Officer

Schedule 4.01
Names and Addresses of Members

     The names and addresses of the Initial Members are as follows:

Name	Address
Blue Holdings, Inc.	5804 E. Slauson Avenue Commerce, California 90040

Headgear, Inc.	3409 Chandler Creek Road Virginia Beach, VA 23453-2885

Schedule 4.02
Class B Members’ Capital Contributions and Equity Percentages

Name of Member	Initial Capital Contribution	Equity Percentage

	_____________	______
$100.00%